Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

BOARD OF DIRECTORS AND STOCKHOLDERS OF FIRST KEYSTONE CORPORATION:

We hereby consent to the reference to our firm under the caption “Experts” in First Keystone Corporation’s Registration Statement on Form S-3, filed with the Securities and Exchange Commission, and the related prospectus of First Keystone Corporation, for the registration of 200,000 shares of common stock. We also consent to the incorporation by reference therein of our report dated February 28, 2007, with respect to First Keystone Corporation’s consolidated financial statements, which report is included in First Keystone Corporation’s Annual Report on Form 10-K for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

/s/ J.H. Williams & Co., LLP

J.H. Williams & Co., LLP
Kingston, Pennsylvania
July 30, 2007